CONSENT OF WATTS, GRIFFIS AND MCOUAT LIMITED

Alderon Iron Ore Corp.
United States Securities and Exchange Commission

Dear Sirs:

RE: ALDERON IRON ORE CORP.

I, Michael Kociumbas, P.Geo., Senior Geologist and Vice-President of Watts, Griffis and McOuat Limited, do hereby consent to filing of the following report.

Reference is made to the technical report entitled “Feasibility Study of the Rose Deposit and Resource Estimate for the Mills Lake Deposit of the Kamistiatusset (Kami) Iron Ore Property, Labrador for Alderon Iron Ore Corp.” dated effective December 17, 2012, which the undersigned has co-authored on behalf of Watts, Griffis and McOuat Limited for Alderon Iron Ore Corp. (the “Technical Report”).

I, on behalf of myself and on behalf of Watts, Griffis and McOuat, hereby consent to the inclusion of references to my name and the name of Watts, Griffis and McOuat and references to, and information derived from, the Technical Report, in this Annual Report on Form 20-F of Alderon Iron Ore Corp., which is being filed with the United States Securities and Exchange Commission.

Dated this 27th day of March, 2015.

“Michael Kociumbas"
Michael Kociumbas, P.Geo.